Exhibit 23.3

CONSENT OF INDEPENDENT ACCOUNTING FIRM

We hereby consent to the reference to the named certified public accountant under the caption “Experts” in this Registration Statement on Form F-3 and related prospectus of B.O.S Better Online Solutions Ltd. (“BOS”) and to the incorporation by reference therein of the certified public accountant’s report dated July 27, 2019 with respect to the consolidated financial statements of Imdecol Ltd. for the year ended December 31, 2018, included in BOS’ report on Form 6-K, filed with the Securities and Exchange Commission on July 29, 2019.

/s/ Alan Moldof

October 22, 2020

Jerusalem, Israel